                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                            Diamond Shamrock, Inc.
.............................................................................
               (Name of Registrant as Specified In Its Charter)


..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

In response to the Commission's comments pertaining to the Company's 1993 Proxy Statement contained in the Commission's letter of June 4, 1993, the Company has:
1) Under "The Board of Directors and its Committees--Compensation Committee Interlocks and Insider Participation" specifically stated that no relationship of the type described in Regulation S-K, Item 402(j)(3)(iii) existed during the last fiscal year;
2) Expanded the disclosure in footnote (4) to the Summary Compensation Table to indicate that performance restricted stock is reported in the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table; and
3) Included performance restricted stock in the disclosure contained in footnote
   (4) to the Summary Compensaton Table setting out the total amount and fair market value of shares of restricted stock held by each of the named executive officers.
The Company acknowledges its obligation under Regulation 14A, Rule 14a-6(c) to file with the Commission any written instructions or other material which discusses, reviews, or comments upon the merits of any matter to be acted upon and which is furnished to persons soliciting proxies for their use in connection with the solicitation.

                                      LOGO
                        NOTICE OF ANNUAL MEETING
                        AND PROXY STATEMENT

                        MAY 3, 1994

NOTICE OF ANNUAL MEETING
MAY 3, 1994

TO THE STOCKHOLDERS OF DIAMOND SHAMROCK, INC.

The Annual Meeting of Stockholders of Diamond Shamrock, Inc. will be held at the La Mansion del Rio Hotel, 112 College Street, San Antonio, Texas 78205 on Tuesday, May 3, 1994 at 10:00 a.m. San Antonio time, for the following purposes:

  1. To elect three directors to serve for a three-year term expiring in 1997 (Proxy Item 1);

  2. To ratify the appointment of independent accountants for 1994 (Proxy
  Item 2); and

  3. To transact any other business which may be properly brought before the Annual Meeting.

Holders of record of the Company's Common Stock at the close of business on March 17, 1994 are entitled to notice of and to vote at the Annual Meeting.

March 25, 1994

BY ORDER OF THE BOARD OF DIRECTORS

JERRY D. KING
Secretary

DIAMOND SHAMROCK, INC.
9830 Colonnade Boulevard
P.O. Box 696000
San Antonio, Texas 78269-6000
Telephone: (210) 641-6800

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT IN THE ENVELOPE PROVIDED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE ANNUAL MEETING, MAY WITHDRAW IT AND VOTE IN PERSON. ATTENDANCE AT THE ANNUAL MEETING IS LIMITED TO STOCKHOLDERS, THEIR PROXIES, AND INVITED GUESTS OF THE COMPANY.

PROXY STATEMENT

- -------------------------------------------------------------------------------

                              GENERAL INFORMATION

INTRODUCTION

The Board of Directors (the "Board") of Diamond Shamrock, Inc. (the "Company") is soliciting proxies to be voted at the 1994 Annual Meeting of Stockholders (the "Annual Meeting") to be held in San Antonio, Texas on May 3, 1994, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 25, 1994.

SHARES VOTING

Holders of shares of the Common Stock of the Company at the close of business on March 17, 1994 are entitled to notice of the Annual Meeting and to vote shares held on that date at the Meeting. As of the close of business on March 17, 1994, there were 29,004,501 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of such outstanding shares of Common Stock, represented in person or by proxy, is necessary to provide a quorum at the Annual Meeting.

VOTING OF PROXIES

This proxy solicitation is intended to afford stockholders the opportunity to vote regarding the election of directors, the appointment of independent accountants, and such other matters, if any, as may be properly brought before the Annual Meeting.

It is the Company's policy for the Annual Meeting that all returned proxies, ballots, and other voting materials that identify the votes of specific stockholders will be kept confidential, and will be made available only to certain persons involved in the receipt, counting, tabulation, or solicitation of proxies who have agreed to maintain stockholder confidentiality. Access to voted proxies, ballots, and other voting materials will not be restricted where stockholders seek to communicate with management by writing comments on their proxy cards or otherwise disclose their vote to management, and where disclosure may be required by applicable law. In limited circumstances, such as a proxy solicitation based on an opposition proxy statement or a proxy solicitation on a matter requiring a vote of more than a majority of the shares represented at the meeting, this policy may be suspended by the Board.

A proxy may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy, or by voting in person at the Annual Meeting. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. IF NO SUCH SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR IDENTIFIED BELOW, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT ACCOUNTANTS.

Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting, or any adjournment thereof, for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting, or any adjournment thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore, will have no effect on the outcome of the vote on any such matter.

- -------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON THE PROXY)

The By-Laws of the Company (the "By-Laws") provide that the directors will be classified into three classes. The directors of each class serve for a term of three years and until their successors are elected and qualified.

Information regarding the nominees proposed by the Board for election at the Annual Meeting and the other directors of the Company whose terms expire after the Annual Meeting is set forth below. Messrs. Clark and Fisher and Ms. Ortega have been nominated for election to the class of directors whose terms expire at the 1997 Annual Meeting of Stockholders. Each nominee is presently serving as a director of the Company.

A plurality of the votes of the Common Stock cast at the Annual Meeting, or any adjournment thereof, is required to elect directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for a substitute designated by the Board.

THE PERSONS NAMED IN THE PROXY WILL VOTE FOR THE NOMINEES LISTED BELOW EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

W. H. CLARK, 61, is Chief Executive Officer and Chairman of the Board of Directors of Nalco Chemical Company. He was the President and Chief Executive Officer of Nalco Chemical Company from 1982 until 1990, and has been with that company since 1960. Mr. Clark is a member of the Board of Directors of Northern Trust Corporation and its principal banking subsidiary, The Northern Trust Company; NICOR, Inc. and its principal subsidiary, Northern Illinois Gas Company; USG Corporation and its subsidiary, United States Gypsum Co.; James River Corporation; and Bethlehem Steel Corporation. Mr. Clark became a director of the Company in March 1994.

WILLIAM L. FISHER, PH.D., 61, is Professor of Petroleum Geology and Director of the Bureau of Economic Geology with the University of Texas at Austin. Dr. Fisher has been the Director of the Bureau of Economic Geology since 1970, with the exception of 1975-1977, when he served as Assistant Secretary for Energy and Minerals in the Department of the Interior. Dr. Fisher is a director of Pogo Producing Company. Dr. Fisher is Chairman of the Audit Committee and serves on the Executive Committee. He has been a director of the Company since April 1987.

KATHERINE D. ORTEGA, 59, was an alternate representative of the United States to the 45th General Assembly of the United Nations 1990-1991. She served as the 38th Treasurer of the United States, from 1983 to 1989. Prior to joining the Treasury Department as Treasurer, Ms. Ortega served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega is a director of Ralston Purina Company, Long Island Lighting Company, The Paul Revere Corporation, Rayonier, Inc., and Kroger Co. She also serves as a director of Catalyst, Quest

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
International, and is a member of the United States Comptroller General's Consultant Panel. Ms. Ortega is Chairman of the Public Responsibility Committee and serves on the Compensation Committee. She has been a director of the Company since August 1989.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1995 ANNUAL MEETING

E. GLENN BIGGS, 60, is President of Biggs & Co., (a corporation engaged in developmental projects and financial planning), and is Chairman and Chief Executive Officer of Texas High Speed Rail Corporation. He was formerly the Chairman and Chief Executive Officer of Gill Companies. Mr. Biggs served as the Vice Chairman of the Board and Chairman of the Executive Committee of InterFirst Bank San Antonio, N.A. until May 1, 1987. Mr. Biggs is a director of Central and Southwest Corporation, Southwestern Bancorp, Inc. and Zachry, Inc. Mr. Biggs is Chairman of the Compensation Committee, and serves on the Executive and Public Responsibility Committees. He has been a director of the Company since April 1987.

W. E. "BILL" BRADFORD, 59, is President and Chief Operating Officer of Dresser Industries, Inc. Mr. Bradford has been with Dresser Industries, Inc. since 1970 and has held various positions in production and management. In 1988 Mr. Bradford was appointed President and Chief Executive Officer of Dresser-Rand Company. He was elected to his present position in March 1992. Mr. Bradford serves on the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, is a member of the Board of Directors of the Petroleum Equipment Suppliers Association, and is a member of the American Petroleum Institute. Mr. Bradford serves on the Board of Directors of Oryx Energy Company. Mr. Bradford serves on the Compensation Committee and has been a director of the Company since December 1992.

BOB MARBUT, 58, has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since January 1992, and Chief Executive Officer of Argyle Television Holding, Inc. since June 1993. Argyle operates and invests in communications related businesses. Prior to 1992, Mr. Marbut was President and Chief Executive Officer of Harte-Hanks Communications, Inc. and served one year as Vice Chairman of that Company. He is a director of Premark International, Inc., Tracor, Inc., Argyle Television Holding, Inc., and Argyle Television Operations, Inc. He serves on the Compensation and Executive Committees and has been a director of the Company since March 1990.

DIRECTORS WHOSE TERMS EXPIRE AT THE 1996 ANNUAL MEETING

B. CHARLES AMES, 68, is a partner of Clayton & Dubilier, Inc. (an investment firm). Mr. Ames served as Chairman and Chief Executive Officer of The Uniroyal Goodrich Tire Company until May 1990 and as Chairman and/or Chief Executive Officer of Acme-Cleveland Corporation until October 1987. Mr. Ames is a director of M.A. Hanna Company, The Progressive Corporation, and Warner-Lambert Company. Mr. Ames serves on the Audit Committee and has been a director of the Company since April 1987.

LAURO F. CAVAZOS, PH.D., 67, is adjunct Professor of Community Health, Tufts University School of Medicine and has been a management and education consultant since 1991. He was the United States Secretary of Education from September 1988 to December 1990. Prior to being appointed Secretary of Education, Dr. Cavazos served as President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center. He is a director of Luby's Cafeterias, Inc. Dr. Cavazos serves on the Audit and Public Responsibility Committees. Dr. Cavazos served on the Company's Board from December 1987 to September 1988 and was re-elected to the Board in January 1991.


- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

ROGER R. HEMMINGHAUS, 57, is Chairman of the Board and Chief Executive Officer of the Company. Mr. Hemminghaus served as President of the refining and marketing unit of the Company's predecessor from March 1985 until April 1987. Mr. Hemminghaus is a director of Luby's Cafeterias Incorporated and is a member of the boards of directors of the Federal Reserve Bank of Dallas and of the National Association of Manufacturers. Mr. Hemminghaus is Chairman of the Executive Committee and serves on the Public Responsibility Committee. He has been a director of the Company since April 1987.

William S. McConnor, whose current term as a director expires at the time of the Annual Meeting, is retiring from the Board and is not standing for reelection as a director. Mr. McConnor has been a director of the Company since December 1988.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

The management of the Company is under the direction of its Board. The Board has established Audit, Compensation, Executive, and Public Responsibility Committees. The Board held a total of seven meetings in 1993. Attendance at the meetings of the Board and Board Committees was approximately 95%.

BOARD COMMITTEES

Audit Committee. During the last fiscal year, William L. Fisher (Chairman), B. Charles Ames, Lauro F. Cavazos, and William S. McConnor served as members of the Audit Committee. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such firm from management of the Company. This Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the annual audit report of the independent auditors, the adequacy of the Company's internal accounting controls, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. The Audit Committee held three meetings in 1993.

Compensation Committee. During the last fiscal year, E. Glenn Biggs (Chairman),
W. E. Bradford, Bob Marbut, and Katherine D. Ortega served on the Compensation Committee. The Compensation Committee establishes executive compensation policy, administers the incentive compensation, stock option and certain benefit plans of the Company, and approves the salaries and other benefits of the executive officers. In addition, this Committee advises and consults with the Company's management regarding the compensation policies and practices of the Company applicable to other employees. The Compensation Committee held three meetings in 1993.

Executive Committee. During the last fiscal year, R. R. Hemminghaus (Chairman),
E. Glenn Biggs, William L. Fisher, and Bob Marbut served on the Executive Committee. The Executive Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee can exercise all the powers and authority of the Board in the management of the business and affairs of the Company, including financial matters, except that the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation of the Company (except to fix

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
the designations, preferences, and other terms of any preferred stock of the Company), adopt an agreement of merger or consolidation, or recommend to the stockholders of the Company the sale, lease, or exchange of all or substantially all of the Company's property and assets, a dissolution of the Company, or a revocation of a dissolution. The Executive Committee held no meetings in 1993.

Public Responsibility Committee. During the last fiscal year, Katherine D. Ortega (Chairman), E. Glenn Biggs, Lauro F. Cavazos, and R. R. Hemminghaus served on the Public Responsibility Committee. The Public Responsibility Committee reviews and monitors the Company's policies, programs, and practices which significantly affect such responsibilities as environmental protection, safety and health, equal employment opportunity, and business conduct. The Committee, after consultation with management, recommends policies, practices, and programs to the Board regarding the Company's relationships with its various constituencies. In addition, this Committee has responsibility for considering the composition, structure, and functioning of the Board, and for selecting nominees for election as directors of the Company. The Public Responsibility Committee held two meetings in 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, none of the individuals serving on the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company whose executive officers include a member of the Board or the Compensation Committee of the Company. During 1993 the Company purchased refinery equipment, consisting of compressors, pumps, turbines, and spare parts, and repair services from Dresser Industries, Inc. and its subsidiaries for $3,146,725. All original equipment manufacturers are required to adhere to the Company's competitive bid process. Mr. Bradford, a member of the Compensation Committee, is President and Chief Operating Officer of Dresser Industries, Inc.

NOMINATIONS FOR DIRECTOR

The By-Laws provide that nominations for director will be made by the Board, or a committee appointed by the Board, or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 80 days in advance of the annual meeting of stockholders. However, if the date of the meeting is not publicly announced by the Company by mail, press release, or otherwise more than 90 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The By-Laws further require that the notice set forth the names and addresses of such stockholder and the stockholder's nominees, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of stockholders.

Nominations for director of the Company are currently made by the Board. The Public Responsibility Committee recommends to the Board criteria for the selection of nominees and selects candidates for presentation to the Board.

DIRECTORS' FEES AND RELATED INFORMATION

Directors who are not employees of the Company receive an annual retainer of $15,000 plus $1,800 per day for attendance at each meeting of the Board. Non-employee directors who serve on committees of the Board also receive $1,000 per day for committee meetings attended. In addition, each non-employee director who serves as chairman of either the Audit, Compensation, or Public Responsibility Committee receives an annual retainer of $3,000. Directors and members of Board committees who are employees of the Company are not compensated for their Board and committee service. Directors are reimbursed for travel expenses incurred in attending Board and committee meetings.

All non-employee directors receive at least one-third of their annual retainer ("Minimum Grant"), and may elect to receive up to 100% of their retainer ("Elective Grant"), in restricted shares of Common Stock ("restricted stock") under either the Diamond Shamrock, Inc. 1987 Long-Term Incentive Plan (the "1987 Long-Term Incentive Plan") or the Diamond Shamrock, Inc. Long Term Incentive Plan adopted in 1990 (the "1990 Long Term Incentive Plan"). Prior to May 5, 1992 grants were made under the 1987 Long-Term Incentive Plan, and after that date grants were made under the 1990 Long-Term Incentive Plan. Unvested shares of restricted stock may not be sold or transferred. The shares granted to each director otherwise carry full voting and dividend rights from the time of grant. If service of a director is terminated for any reason, shares which have not vested are forfeited and revert to the Company.

Grants under the 1987 Long-Term Incentive Plan and the 1990 Long-Term Incentive Plan (collectively, the "Long-Term Incentive Plans") are for a five year period. Under the 1987 Long-Term Incentive Plan, shares of restricted stock were issued as of May 1, 1987 to those persons who were directors on such date. Directors subsequently elected were issued shares of restricted stock as of the date of their election. Such shares vest annually based upon the portion of the retainer the director elected to receive in restricted stock allocable to that year, with the first vesting occurring as of the date of grant. If service as a director is terminated for any reason prior to completion of the fifth term of service, all unvested shares are forfeited to the Company.

Under the 1990 Long-Term Incentive Plan, Minimum Grants are issued to current non-employee directors on the first Tuesday in May which immediately follows the vesting of the final portion of any earlier restricted stock grant and are issued to new directors on the day of election to the Board. Restricted stock representing Elective Grants is issued on the first business day that is at least six months and one day following the date of the corresponding Minimum Grant. Twenty percent of the restricted stock subject to a Minimum Grant or an Elective Grant vests upon completion of the director's initial annual term of service for which the restricted stock award was granted; provided, however, that the shares may not be sold until at least six months after the date of vesting. An additional twenty percent vests upon the completion of each subsequent annual term

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
of service. The amount of restricted stock that vests upon completion of the director's initial annual term is adjusted in respect of any person who first becomes a director other than in the month of May. If service as a director is terminated for any reason prior to the completion of the fifth term of service, the shares attributable to the portion of the annual term completed by such director, pro-rated on a quarterly basis, vest and all remaining unvested shares are forfeited to the Company.

In May 1989 the Company established a retirement plan for all non-employee directors. Pursuant to such plan, any non-employee director who has five or more years of service on the Board or who retires from the Board at or after age 72 is eligible to participate. Upon retirement from the Board a participating director will receive an annual benefit of $10,000. This benefit will be paid for a period of time equal to the shorter of the length of service on the Board completed by the participating director or the life of such director. At December 31, 1993 non-employee directors were credited with service for participation in such retirement plan as follows: B. Charles Ames, 80 months; E. Glenn Biggs, 80 months; W. E. Bradford, 13 months; Lauro F. Cavazos, 44 months; William L. Fisher, 80 months; Bob Marbut, 45 months; William S. McConnor, 60 months; and Katherine D. Ortega, 52 months.

Directors are also eligible to participate in the Company's Deferred Compensation Plan for Executives, and Directors (the "Deferred Compensation Plan") pursuant to which they may elect to defer the receipt, in whole or in part, of their annual retainer and meeting fees. See "Compensation of Executive Officers--Footnote 1 to the Summary Compensation Table."

In addition to his fees as a director, Dr. Fisher was paid $3,000 in 1993 for consulting services he provided the Company relating to its Latin American interests.


- --------------------------------------------------------------------------------

PROXY STATEMENT

- -------------------------------------------------------------------------------

                      BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the share ownership of the Company's directors and executive officers. As of March 1, 1994 no director or executive officer beneficially owned 1% or more of the Common Stock, and all directors and executive officers as a group beneficially owned approximately 1.4% of the Common Stock. As of March 1, 1994 no shares of the Company's 5% Cumulative Convertible Preferred Stock were beneficially owned by any director or executive officer. Unless otherwise indicated in the footnotes to such table, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

                                                                    Shares
                                                                 Beneficially
             Name                          Position              Owned(1)(2)
             ----                          --------              ------------
B. Charles Ames...............             Director                  9,799
E. Glenn Biggs................             Director                  8,506
W. E. Bradford................             Director                  3,244
Lauro F. Cavazos..............             Director                  2,071
W. H. Clark...................             Director                    719
William L. Fisher.............             Director                  8,506
Bob Marbut....................             Director                  1,000
William S. McConnor...........             Director                  4,991
Katherine D. Ortega...........             Director                  2,148
Roger R. Hemminghaus.......... Chairman, President, and C. E. O.   119,492(/3/)
T. J. Fretthold...............     Sr. V.P./Group Executive         36,220
W. R. Klesse..................     Sr. V.P./Group Executive         50,496(/4/)
J. Robert Mehall..............     Sr. V.P./Group Executive         31,898
A. W. O'Donnell...............     Sr. V.P./Group Executive         33,573
J. E. Prater..................     Sr. V.P./Group Executive         40,466
All directors and executive
 officers
 as a group (17 persons)......                                     409,360

- --------
(1) Includes shares of restricted stock issued under the Long Term Incentive Plans the vesting of which is contingent on the passage of time, continued service, or performance criteria as follows: B. Charles Ames, 3,140 shares; E. Glenn Biggs, 3,140 shares; W. E. Bradford, 2,937 shares; L. F. Cavazos, 259 shares; W. H. Clark, 719 shares; William L. Fisher, 3,140 shares; R. R. Hemminghaus, 30,695 shares; William S. McConnor, 1,191 shares; T. J. Fretthold, 9,452 shares; W. R. Klesse, 9,412 shares; J. R. Mehall, 9,502 shares; A. W. O'Donnell, 9,452 shares; J. E. Prater, 9,317 shares; and all directors, and executive officers as a group (17 persons), 103,249 shares. See " The Board of Directors and Its Committees-- Directors' Fees and Related Information" and "Compensation of Executive Officers."

(2) Includes shares of Common Stock which may be acquired within 60 days through the exercise of options granted under the Long-Term Incentive Plans as follows: R. R. Hemminghaus, 24,464 shares; T. J. Fretthold, 8,637 shares; W. R. Klesse, 9,983 shares; J. R. Mehall, 703 shares; A. W. O'Donnell, 5,903 shares; J. E. Prater, 6,556 shares; and all directors, and executive officers as a group (17 persons), 62,834 shares. See "Compensation of Executive Officers."

(3) Includes 672 shares of Common Stock with respect to which Mr. Hemminghaus acts as trustee. Mr. Hemminghaus disclaims beneficial ownership of such shares.

(4) Includes 372 shares of Common Stock with respect to which Mr. Klesse acts as trustee. Mr. Klesse disclaims beneficial ownership of such shares.

- -------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

The following table contains certain information regarding persons who the Company has been advised are beneficial owners of 5% or more of the Common Stock as of the dates indicated in the footnotes to the table.

      Name and Address                       Amount and Nature
      of Beneficial Owner                   of Beneficial Owner Percent of Class
      -------------------                   ------------------- ----------------
      Forstmann-Leff Associates, Inc. .....      2,821,460(/1/)        9.8%
      55 East 52nd Street
      New York, NY 10055
      FMR Corp. ...........................      1,818,028(/2/)        6.2%
      82 Devonshire Street
      Boston, MA 02109
      Diamond Shamrock, Inc. ..............      3,574,691(/3/)       12.4%
      Employee Stock Ownership Plans
      9830 Colonnade Blvd.
      San Antonio, TX 78230

- --------
(1) According to Schedule 13G filed as of December 31, 1993 with the Securities and Exchange Commission by Forstmann-Leff Associates, Inc. ("Forstmann-Leff"), Forstmann-Leff had sole voting power with respect to 1,398,510 shares, sole dispositive power with respect to 2,106,885 shares, and together with Stamford Advisors Corp. and a subsidiary, FLA Asset Management, Inc., share voting power with respect to 402,400 shares and shared dispositive power with respect to 695,375 shares.

(2) According to Schedule 13G filed as of December 31, 1993 with the SEC by FMR Corp. ("FMR"), FMR holds sole voting power with respect to 50,340 shares and sole dispositive power with respect to all 1,818,028 shares.

(3) Shares are held as of December 31, 1993 by the Trustee, Society National Bank (successor by merger with Ameritrust Company National Association), for the benefit of participants in the Employee Stock Ownership Plan adopted in 1987 ("ESOP I") and the 1989 Employee Stock Ownership Plan ("ESOP II") (collectively, the "ESOPs"). Participants are entitled to direct the voting of the 1,589,582 shares allocated to their accounts. The plan documents provide that the unallocated 1,985,109 shares are to be voted proportionately in the manner in which allocated shares are voted. As of December 31, 1993 ESOP I and ESOP II held 2,128,534 and 1,446,157 shares, respectively. See "Compensation of Executive Officers--Retirement and Other Compensation".

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

The following graph compares the cumulative total stockholder return on the Common Stock of the Company with the Standard & Poor's 500 Stock Index and a peer group of twelve industry-related companies (including the Company) for the period January 1, 1989 to December 31, 1993, assuming an initial investment of $100, and the reinvestment of all dividends.


The index includes the stock of twelve industry-related companies: Ashland Oil, Inc., Crown Central Petroleum Corporation, Diamond Shamrock, Inc., Fina, Inc., Getty Petroleum Corp., Holly Corporation, Quaker State Corporation, Sun Company, Tesoro Petroleum Corporation, Tosco Corporation, Total Petroleum (North America) Ltd., and Valero Energy Corporation (the "Peer Group"). The returns of each company in the Peer Group have been weighted according to the respective company's stock market capitalization.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- -------------------------------------------------------------------------------

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The Summary Compensation Table presents the compensation of the Chief Executive Officer and each of the Senior Vice Presidents/Group Executives of the Company in each of the last three fiscal years. The table includes both annual and certain long-term compensation paid or accrued for any of the covered years during which the named executive served as an executive officer of the Company. Footnotes to the table provide a brief explanation of the elements of compensation in several of the columns and include a brief description of certain of the compensation and benefit plans pursuant to which such compensation has been paid or accrued.

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                    Annual Compensation                Awards
                               ------------------------------ ------------------------
                                                                           Number of
                                                    Other     Restricted  Securities
                                                    Annual      Stock     Underlying    All Other
   Name and Principal           Salary   Bonus   Compensation   Awards      Options    Compensation
        Position          Year   (1)      (2)        (3)         (4)     Granted(#)(5)     (6)
   ------------------     ---- -------- -------- ------------ ---------- ------------- ------------
Roger R. Hemminghaus....  1993 $486,838 $275,000     $ 0       $100,665     79,941       $80,675
Chairman, President, and  1992  464,000  245,000       0        108,369     23,000        82,931
Chief Executive Officer   1991  431,250  210,000                115,872     47,464
T. J. Fretthold.........  1993  217,835   85,000       0         28,179     18,904        24,346
Senior Vice President/    1992  207,004   79,900       0         35,849      6,600        27,134
Group Executive           1991  191,254   75,500                 28,643     15,237
W. R. Klesse............  1993  217,835   85,000       0         28,179     18,529        25,322
Senior Vice President/    1992  207,004   77,700       0         34,306      6,600        27,417
Group Executive           1991  191,254   67,200                 29,443     16,593
J. Robert Mehall........  1993  217,835   85,000       0         28,179     24,001        25,676
Senior Vice President/    1992  207,004   79,000       0         35,866      6,600        28,695
Group Executive           1991  191,669   76,100                 29,786      7,303
A. W. O'Donnell.........  1993  217,835   90,000       0         28,414     18,686        32,799
Senior Vice President/    1992  207,004   82,500       0         35,357      6,600        33,497
Group Executive           1991  190,839   70,000                 28,921     12,503
J. E. Prater............  1993  217,835   85,000       0         28,179     19,163        29,988
Senior Vice President/    1992  207,004   73,800       0         33,451      6,600        30,142
Group Executive           1991  191,254   64,700                 28,299     13,156

- --------
(1) Includes amounts which have been deferred under the Company's Deferred Compensation Plan. The Deferred Compensation Plan permits directors and key employees of the Company to defer the receipt of fees, salaries, and bonuses. Compensation so deferred may be denominated in dollars or in shares of Common Stock. Share-denominated accounts are credited with dividends and dollar-denominated accounts are credited with interest at 1% below the prime lending rate of specified banks. If the participant elects to defer compensation until retirement, and such participant's employment is not terminated prior to retirement, voluntarily or for cause, appreciation or depreciation on share-denominated accounts or interest on dollar-denominated accounts will be enhanced by 4% annually. Payments of deferrals from share-denominated accounts will be made only in cash.

- -------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

(2) Reflects incentive-based cash bonuses awarded under the Company's Performance Incentive Plan. Awards are stated as compensation in the year with respect to which the award was earned, even if actually paid in the following year. The figures shown include amounts deferred under the Deferred Compensation Plan. See Footnote 1 above.

(3) Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual. In accordance with the transition provisions of the Securities and Exchange Commission's rules, information with respect to fiscal year 1991 is omitted.

(4) The shares of restricted stock, the fair market value of which on the date of grant is reported in the Summary Compensation Table, are subject to forfeiture and vest four years after the anniversary of the date of grant. Shares of restricted stock that are conditioned upon the Company meeting certain performance goals ("performance restricted stock") are not reflected in this table, but are included in the "Long-Term Incentive Plans--Awards in Last Fiscal Year" table. Unvested shares of restricted stock may not be sold or transferred. The shares otherwise carry full voting rights and dividends are paid on restricted stock awards from the time of grant at the same rate as paid to all stockholders. The total amount of restricted stock and performance restricted stock held by each of the named executive officers and the fair market value of such shares as of December 31, 1993, without reducing such market value for restrictions on transfer or performance vesting requirements, was as follows: R. R. Hemminghaus, 33,895 shares, $821,954; T. J. Fretthold, 10,252 shares, $248,611; W. R. Klesse, 10,212 shares, $247,641; J. R. Mehall, 10,302,
    $249,824; A. W. O'Donnell, 10,252 shares, $248,611; and J. E. Prater 10,117 shares, $245,337.

(5) Options granted include reload options granted upon exercise of the associated option. See Footnote (1) to table entitled "Option Grants in Last Fiscal Year".

(6) Includes various items of compensation paid or accrued under benefit plans maintained by the Company in which the executive officers participate. Such amounts consist of the following items:

  (a) Above-market interest or preferential dividends accrued on amounts deferred under the Deferred Compensation Plan. See Footnote 1 above. Such interest and dividend accruals may be forfeited if the participant's employment is terminated voluntarily or for cause before retirement. Amounts accrued under the Plan attributable to above-market interest and preferential dividends for the individuals named in the table in the last fiscal year were: R. R. Hemminghaus $6,565, T. J. Fretthold $577, W. R. Klesse $700, A. W. O'Donnell $3,004, and J. E. Prater $2,897.

  (b) Annual allocations or accruals in the last fiscal year under ESOP I and ESOP II and related Excess Benefits Plan for the accounts of the individuals named in the table were: R. R. Hemminghaus $50,196, T. J. Fretthold $20,283, W. R. Klesse $20,264, J. R. Mehall $20,316, A. W.
      O'Donnell $20,601, and J. E. Prater $20,243. For a description of these plans see "Retirement and Other Compensation" below.


- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
  (c) The executive life insurance program provides that if an executive officer dies, such officer's beneficiary will receive a lump-sum amount, after federal income taxes, equal to two and one-half times such officer's annual salary, excluding bonuses, less the aggregate amount of the lump sum equivalent of all payments payable upon such officer's death under other group life insurance plans sponsored by the Company for employees generally. Premiums paid or accrued in the last fiscal year by the Company to fulfill its obligations under the executive life insurance program relating to the named executive officers were: R. R. Hemminghaus $18,642, T. J. Fretthold $2,349, W. R. Klesse $3,080, J. R. Mehall $3,821, A. W. O'Donnell $7,165, and J. E.
      Prater $4,963.

  (d) The supplemental disability income program provides executive officers an amount equal to 66 2/3% of base compensation less any amount received by such officer under any other long-term disability plan sponsored by the Company for employees generally. Annual premiums paid or accrued in the last fiscal year by the Company to fulfill its obligations under the supplemental disability income program relating to the named executive officers were: R. R. Hemminghaus $5,272, T. J. Fretthold $1,137, W. R. Klesse $1,278, J. R. Mehall $1,539, A. W. O'Donnell $2,029, and J. E. Prater $1,885.

STOCK OPTIONS

Stock options and related reload rights have been granted to executive officers and other employees under the Long-Term Incentive Plans. The tables below set forth information regarding stock options, including reload options, granted to and exercised by the named executive officers in the last fiscal year, and the value of unexercised options and related rights held by such executive officers at the end of the fiscal year. When an option with related reload rights is exercised by the employee, using stock in lieu of cash, reload options are granted for a number of shares equal to the number of shares tendered to pay the exercise price. See Footnote 1 to "Option Grants in Last Fiscal Year." No SARs were granted in 1993.


- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants                       Grant Date Value
                         ----------------------------------------------------------- -------------------
                           Number of    Percent of Total
                           Securities       Options
                           Underlying      Granted to
                             Options      Employees in   Exercise or Base Expiration     Grant Date
          Name           Granted (#)(1)   Fiscal Year    Price ($/Sh)(2)     Date    Present Value($)(3)
          ----           -------------- ---------------- ---------------- ---------- -------------------
Roger R. Hemminghaus....     26,910           7.32%          $19.875        2/01/03       $233,830
                             11,832           3.25            22.875        5/01/99         94,676
                             14,649           3.99            22.875        5/06/01        133,636
                              7,051           1.92            22.875        5/04/02         67,920
                             19,499           5.31            26.625        4/30/00        193,855
T. J. Fretthold.........      7,722           2.10            19.875        2/01/03         67,099
                              1,378           0.38            22.875        5/01/99         11,026
                              4,204           1.14            22.875        5/06/01         38,351
                              2,024           0.56            22.875        5/04/02         19,497
                              3,576           0.97            25.000        4/30/00         33,382
W. R. Klesse............      7,722           2.10            19.875        2/01/03         67,099
                              1,378           0.38            22.875        5/01/99         11,026
                              2,024           0.56            22.875        5/04/02         19,497
                              3,847           1.05            25.000        4/30/00         35,912
                              3,558           0.97            25.125        5/06/01         35,651
J. Robert Mehall........      7,722           2.10            19.875        2/01/03         67,099
                              2,000           0.54            22.875        5/04/02         19,265
                                 25           0.01            22.500        5/04/02            237
                              4,475           1.22            22.500        5/01/99         35,220
                                174           0.05            25.000        5/01/99          1,522
                              3,847           1.05            25.000        5/06/01         38,355
                              5,758           1.57            25.875        4/30/00         55,632
A. W. O'Donnell.........      7,722           2.10            19.875        2/01/03         67,099
                              1,378           0.38            22.875        5/01/99         11,026
                              4,204           1.14            22.875        5/06/01         38,351
                              2,024           0.56            22.875        5/04/02         19,497
                              3,358           0.92            26.625        4/30/00         33,384
J. E. Prater............      7,722           2.10            19.875        2/01/03         67,099
                              1,378           0.38            22.875        5/01/99         11,026
                              4,204           1.14            22.875        5/06/01         38,351
                              2,024           0.56            22.875        5/04/02         19,497
                              3,835           1.04            26.625        4/30/00         38,127

- --------
(1) Options with reload rights were granted under the 1990 Long-Term Incentive Plan by the Compensation Committee on February 1, 1993 with an exercise price of $19.875 per share. Such options become

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
   exercisable in three annual installments on the anniversary of the date of grant of 40%, 30%, and 30%. All other options grants listed in the Table are reload options granted upon exercise of reload rights relating to already existing options. A reload option is granted when previously-owned shares are used to exercise an option and is granted for a number of shares equal to the number of shares tendered to pay the exercise price of the related option. The reload option becomes exercisable on the second anniversary after the date of grant and expires no later than the date on which the underlying option in respect of which the reload option was granted would have expired or terminated. A reload option is forfeited if within the two years following the date of grant the shares acquired upon exercise of the underlying options are sold. Reload options are issued without related reload rights.

(2) The exercise price for options reported in the table was determined by reference to the closing sales price per share of the Common Stock on the trading day prior to the date of grant.

(3) The amounts shown in this column represent a calculation of the value of the options on the date of grant using the Black-Scholes model option pricing formula. This is a mathematical formula often used to value exchange traded options. The calculation requires that assumptions be made with respect to a number of factors to estimate the option's value. For purposes of the calculation, assumptions have been made as to the annualized volatility of the stock's rate of return (assumed to be 0.3452) and the annual dividend yield on the stock (assumed to be 2.08%). The risk-free rate of interest assumed for purposes of calculating each option's value was the yield on the United States Treasury STRIPS obligation whose term corresponded most closely to the term of the option on the date of grant. This created an assumed risk-free rate of interest in each case of between 5.7% and 6.5%. The term of the option, measured from the date of grant, has been used to calculate each option's value shown in this column. The calculation fails to take into account the fact that unlike exchange traded options, employee stock options may not be transferred and are subject to certain vesting requirements. Accordingly, it is possible that the Black-Scholes model overstates the value of options awarded by the Company pursuant to the Long Term Incentive Plans. The ultimate value of a stock option will depend on the market value of the Company's stock at a future date.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR
                                   VALUES(1)

                                                                          Value of Unexercised
                          Shares                Number of Securities          In-The-Money
                         Acquired              Underlying Unexercised            Options
                            on       Value     Options at 12/31/93(1)    at Fiscal Year End ($)
          Name           Exercise Realized($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           -------- ----------- ------------------------- -------------------------
Roger R. Hemminghaus....  62,217   $223,317        24,464/100,641            $   0/$280,275
T. J. Fretthold.........  12,840     38,808         8,637/ 24,844                0/  77,654
W. R. Klesse............  12,840     49,120         9,983/ 24,469                0/  71,874
J. Robert Mehall........  19,260     72,293           703/ 29,941            1,406/  77,821
A. W. O'Donnell.........  12,840     45,243         5,903/ 24,626                0/  77,654
J. E. Prater............  13,403     47,525         6,556/ 25,103                0/  77,654

- --------
(1) No SARs were held in tandem with options by the named executive officers at December 31, 1993.


- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

LONG-TERM INCENTIVE AWARDS

Performance restricted stock has been granted to executive officers and other key employees under the Long-Term Incentive Plans. The following table sets forth information regarding performance restricted stock granted in the last fiscal year by the Company to the named executive officers.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                          Performance or Other
                                               Number of      Period until
                        Name                    Shares   Maturation or Payout(1)
                        ----                   --------- -----------------------
      Roger R. Hemminghaus....................   4,680          12/31/95
      T. J. Fretthold.........................   1,638          12/31/95
      W. R. Klesse............................   1,638          12/31/95
      J. R. Mehall............................   1,638          12/31/95
      A. W. O'Donnell.........................   1,638          12/31/95
      J. E. Prater............................   1,638          12/31/95

- --------
(1) The restrictions on shares of performance restricted stock lapse when the Company has reached certain specific earnings per share performance goals. Grants are forfeited at a rate of 25% per year beginning in 1996 until the goal is achieved; provided, however, that if the goal is not achieved by the end of 1998, all shares will be forfeited. Performance restricted shares carry full voting and dividend rights from time of grant. Upon termination of employment, shares not vested are forfeited and revert to the Company, except that if the termination results from retirement or termination of employment other than for cause following a change in control, then the vesting of the shares will continue subject to certain noncompetition obligations of the employee. In addition, the shares vest immediately in the event of the permanent disability or death of the employee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board approves all compensation programs affecting the executive officers. This Committee Report discusses the components of the executive compensation program and describes the basis on which the Committee made compensation decisions in 1993 with regard to the Chief Executive Officer.

 Philosophy and Overall Objectives

The Compensation Committee believes that executive compensation should be linked to corporate performance and stockholder value. In making executive compensation decisions, the Compensation Committee considers five specific issues. The objective of the Committee is to address these issues in a manner that will provide appropriate rewards and future incentives to the executive officers to enhance long-term value while being responsive to other stockholder interests.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

These issues are:

  1. How does the executive compensation program compare to compensation practices of companies with which the Company competes in attracting executives, and does the program include an appropriate risk/reward relationship?

  2. How sensitive is the program to corporate financial and stock market performance?

  3. Are executive officers building a significant ownership stake in the Company?

  4. Do equity incentive components operate as intended without resulting in excessive dilution of stockholders equity?

  5. Is the Company's overall program consistent with the Company's stated strategic and compensation objectives and clearly communicated to participants?

 Executive Compensation Program Components

The executive compensation program consists of base salary and benefits, annual performance-driven incentives, and equity-based long-term incentives. In making its compensation decisions, the Committee utilizes surveys prepared by several nationally recognized independent compensation consulting organizations. The groups of companies (the "Survey Groups") analyzed by these consulting organizations consist of companies which are comparable in size to the Company and/or have significant refining and marketing operations. These Survey Groups range in size from 12 to 123 companies. Each of the key elements of the executive compensation program is discussed below:

  Base Salary - Base salary and benefit levels for the executive officers are reviewed each year by the Compensation Committee. When determining base salary levels, the Committee examines data from the Survey Groups reflecting the compensation and benefits of executives who hold positions of similar overall responsibility. Adjustments are based on general movement in external salary levels, individual performance, potential, and changes in duties and responsibilities.

  The Compensation Committee targets the median of the relevant Survey Group when reviewing base salaries and benefits. Use of median data will generally result in a base salary target that is less than the average base salary of the relevant Survey Group. This result, however, is in keeping with the Committee's philosophy that the non-variable portion of an executive officer's pay should be relatively modest. The Committee believes that the executive officer's opportunity to surpass the median compensation level paid by the relevant Survey Group should only arise from performance-driven variable plans. The similarity in level of base salaries of the Senior Vice Presidents/Group Executives is primarily attributable to the fact that a team approach is used in the management of the Company. Acting in concert with the Chief Executive Officer, these five executive officers comprise the Company's Executive Committee and are jointly responsible for the overall management of the Company under the direction of the Board.

  Annual Incentive Compensation - Participation in the Performance Incentive Plan is limited to those people that play key roles in carrying out the Company's annual operating plans, modified to some extent by competitive practice. The executive officers are eligible for annual incentive payments under the Plan. Each executive officer's award is based 50% on the attainment of certain key pre-determined corporate

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
  financial objectives, including earnings, cash flow, and stock performance relative to an unweighted peer group stock index. The other 50% is based on operating objectives and other performance goals which are developed for such executive officer. The actual awards are further subject to the Compensation Committee's discretion in that, within Plan parameters, the Committee may take into consideration significant events which took place during the course of the year which were not considered at the time goals were established.

  The Plan is designed to deliver competitive levels of pay at or slightly above the median of the relevant Survey Group to executive officers when they achieve annual goals which the Compensation Committee deems critical to building long-term value. Targeted award levels among the executive officers range from 30% to 60% of base salary. These levels are believed to be consistent with typical target levels at other companies of similar size. To the extent that the annual goals are not fully achieved or are exceeded, the award will be adjusted based upon a formula resulting in a payout ranging from 0% to 150% of targeted award levels. All awards are paid in a combination of cash and restricted stock, the relative proportions of which may vary from year-to-year. In 1993 the value of the restricted stock portion of the awards was equal to 25.8% of the amount of the awards paid in cash, based on the closing market price of the Common Stock on the day the restricted stock was granted. The relative similarity in the level of these executive officers' incentive compensation is a result of the team approach that is being used in the management of the Company.

  Long-Term Incentive - The Long-Term Incentive Plan authorizes the Compensation Committee to provide three different types of annual equity-based grants (restricted stock, performance restricted stock, and stock options) to the executive officers and other eligible employees. The terms of the grants are designed to encourage each executive officer to build a significant level of stock ownership over time. Target grant levels were established in 1990 based on competitive practices at or slightly above the median of the relevant Survey Group. These levels are reviewed each year and adjusted up or down, as appropriate, to reflect the difference between the performance of the Common Stock and the unweighted average performance of the Peer Group in the prior year if that difference exceeds 10%.

  The payment of compensation to executive officers and other employees in the form of restricted stock and stock options through the Long-Term Incentive Plans, including the payment of a portion of the annual incentive bonus in the form of restricted stock, and other benefit programs that are stock based, such as the ESOPs and Employee Stock Purchase Loan Program, is intended to encourage executive officers to build significant stock ownership over a period of time. The Compensation Committee believes that such ownership of Common Stock by the executive officers integrates compensation with the stockholders' long-term interests in realizing stock price appreciation.

In summary, the Compensation Committee believes the Company's executive compensation package is competitive relative to the Company's peers, while emphasizing pay vehicles which place a significant portion of the executive officer's pay at risk. Both the annual and long-term incentive plans are sensitive to operational, financial, and market performance and encourage increasing levels of executive stock ownership without undue dilution.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

The Compensation Committee considers the net cost to the Company in making all compensation decisions. However, the Compensation Committee does not have a policy that requires the executive officers' compensation to qualify for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended.

 1993 Compensation of Chairman of the Board, President, and Chief Executive Officer

After consideration of survey data, and review of financial and operating results of the Company, the Compensation Committee made the following decisions regarding Mr. Hemminghaus' compensation during 1993:

  . Base salary was increased by 4.6%. The average 1993 base salary increase among all of the Company's salaried employees was 4.5%.

  . Annual incentives earned for 1993 performance, including 2,200 shares of restricted stock paid as part of such award, were equal to 67.7% of base salary if the restricted stock is valued at the closing price of the Common Stock on the day the restricted stock was granted. The targeted award level was 60% of base salary.

  . Long-term incentives awarded in 1993: 2,340 shares of restricted stock, 4,680 shares of performance restricted stock, and 26,910 stock options. Long-term incentive levels were increased by 17% over 1992 levels because the prior year's stock performance exceeded the unweighted average performance of our Peer Group by 17%.

The Compensation Committee believes that Mr. Hemminghaus' base salary is conservative for the Chairman of the Board, President, and Chief Executive Officer for a corporation of the Company's size and complexity, being at or below median levels for the relevant Survey Group. The Committee prefers to maintain this position and emphasize those compensation elements which are most sensitive to Company performance. Accordingly, Mr. Hemminghaus received annual incentives slightly greater than target levels due primarily to significant improvement in both reported and underlying earnings over 1992 levels, record operating profits in the retail sector, completion of a major expansion of the Three Rivers refinery and a diesel desulphurizer at the McKee refinery, and significant progress on several key pipeline projects. In the view of the Committee, Mr. Hemminghaus' accomplishments with respect to each of these items plus his involvement with many other projects and programs not mentioned above will contribute significantly to long-term value.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

E. Glenn Biggs, Chairman
W. E. Bradford
Bob Marbut
Katherine D. Ortega

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

RETIREMENT AND OTHER COMPENSATION

Retirement Program. The executive retirement program of the Company consists of several plans, including a retirement income plan and a supplemental executive retirement plan. Subject to certain vesting requirements and offsets discussed below, such plans are intended to provide a participant in such program with an aggregate benefit equal to 60% of the average of the highest compensation received by such participant over any three years during the last 10 years of employment with the Company. The Pension Table estimates annual benefits payable by operation of such plans to a participant upon retirement based on the specified compensation and years of service combinations indicated without reduction for benefits payable by previous employers.

                                 PENSION TABLE

                            Estimated Annual Combined Benefits Credited for Years of Service Indicated($)(2)
                          ------------------------------------------------------------------------------------
Earnings Credited ($)(1)         15               20               25               30               35
- ------------------------  ---------------- ---------------- ---------------- ---------------- ----------------
$  250,000..............  $        150,000 $        150,000 $        150,000 $        150,000 $        150,000
   300,000..............           180,000          180,000          180,000          180,000          180,000
   400,000..............           240,000          240,000          240,000          240,000          240,000
   500,000..............           300,000          300,000          300,000          300,000          300,000
   600,000..............           360,000          360,000          360,000          360,000          360,000
   700,000..............           420,000          420,000          420,000          420,000          420,000
   800,000..............           480,000          480,000          480,000          480,000          480,000
   900,000..............           540,000          540,000          540,000          540,000          540,000
 1,000,000..............           600,000          600,000          600,000          600,000          600,000

- --------
(1) Earnings credited include salary and bonus earned by the participant.

(2) Amounts shown in the Pension Table represent the maximum defined benefit values payable in a joint and 50% survivor form of payment. Participants are vested in their executive retirement benefit after participating in the Executive Retirement Program for five years. However, the benefits reduced ten percent per year for each year less than ten that the participant completes in the program. At December 31, 1993 the executive officers named in the Summary Compensation Table were credited with the following months of participation in the program for benefit calculation purposes: Roger R. Hemminghaus, 116 months; T.J. Fretthold, 116 months; W. R. Klesse, 80 months; J. Robert Mehall, 80 months; A. W. O'Donnell, 80 months; and J. E. Prater, 80 months. Benefits are calculated without offset for social security benefits. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing such plans, including the individual's age, date of hire, career earnings, the amount of certain other pension plan payments, and related supplemental retirement payments a participant receives from former employers.

The earnings credited to each of the executive officers named in the Summary Compensation Table and their credited years of service at December 31, 1993 were R. R. Hemminghaus, $858,446, 10 years; T. J. Fretthold, $328,803, 17 years; W. R. Klesse, $326,830, 25 years; J. Robert Mehall, $333,043, 21 years;
A. W. O'Donnell, $329,309, 8 years; and J. E. Prater, $322,169, 32 years.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

Retirement Income Plan. Pursuant to the retirement income plan, eligible employees, including executive officers, acquire a right upon retirement to a yearly amount equal to 2% of the employee's career average earnings from February 1, 1987 through May 31, 1989 without offset for social security benefits. After the formation of ESOP II, the retirement income plan benefit was reduced from 2% to 1% of the employee's career average earnings from June 1, 1989 forward, plus, for certain employees, a potential adjustment based upon the future performance of ESOP II. Benefits under the retirement income plan become vested after five years of service.

Supplemental Retirement Plan. The supplemental retirement plan provides additional benefits to eligible employees, including the executive officers. The supplemental retirement plan benefit is calculated on the basis of 60% of the average of the highest compensation the executive officer received over any three years during the last 10 years of employment with the Company. A reduction is made to eliminate benefits payable under certain other retirement plans of the Company and those of previous employers. The Board has approved a trust arrangement pursuant to which benefits under the supplemental retirement plan may be secured, subject to claims of general creditors of the Company. For the year ended December 31, 1993 a total of $266,159 was placed in such trust to fund vested benefits under the plan.

Excess Benefits Plan. The excess benefits plan provides non-qualified benefits in place of reductions of qualified benefits resulting from various statutory limitations imposed by the Internal Revenue Code and the deferral of compensation through the Deferred Compensation Plan. For the year ended December 31, 1993 the Company expensed $611,163 under the Excess Benefits Plan for eligible employees, including the executive officers. The Board has approved a trust arrangement pursuant to which benefits under the Excess Benefits Plan may be secured, subject to claims of general creditors of the Company. At December 31, 1993 funds had not been placed in such trust for such purpose.

Employee Stock Ownership Plans. The Company maintains two employee stock ownership plans, ESOP I, and ESOP II. The Company has made loans to the ESOPs totalling $65.8 million which the ESOPs used to buy 3,519,164 shares of Common Stock, and the Company has contributed a total of 214,313 treasury shares of Common Stock to ESOP I as part of the Company's new Success Sharing and special award programs. Annually, as the Company's loans to the ESOPs are repaid, the ESOP I shares and the ESOP II shares are allocated to the accounts of participants.

All employees of the Company who have attained a minimum length of service and satisfied other plan requirements are eligible to participate in the ESOPs, except that ESOP II excludes employees covered by any collective bargaining agreement. At December 31, 1993 there were 3,868 participants in ESOP I and 3,524 participants in ESOP II. Participants obtain vested interests in the ESOPs after five years of service, giving effect to service with the Company's predecessors. Participants are entitled to direct the voting of the shares held in their ESOP accounts. Unallocated shares are voted proportionately in the manner in which allocated shares are voted.

Shares are allocated to the participants' accounts in the ratio that each participant's salary and bonus for the plan year bears to the total eligible compensation of all participants for the plan year, subject to a maximum eligibility limitation in 1993 of $235,840 (which will be reduced to $150,000 in 1994) imposed by the Internal

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
Revenue Code. However, the Company has established non-qualified excess benefits plan for the ESOPs to provide like benefits for the executive officers and other employees in place of reductions resulting from such compensation cap. See Footnote 7(b) to "Compensation of Executive Officers--Summary Compensation Table"

401(k) Retirement Savings Plan. Company employees are allowed to defer portions of their salary and bonuses under the Company's 401(k) Retirement Savings Plan (the "Savings Plan"). The Savings Plan allows employees to invest on a pre-tax basis a portion of their salary in a number of different equity and fixed income investment funds. Employees immediately vest in their investment accounts. The Company does not match any portion of employee contributions to the Savings Plan. Amounts contributed to the Savings Plan and earnings on those amounts are payable at the time of the contributing employee's retirement, death, or termination of employment.

Diamond Shamrock Success Sharing Program. The Success Sharing Program was initiated in 1993 and is available to all Company employees who satisfy ESOP I eligibility requirements. Under the Success Sharing Program, for each $.50 per share of Common Stock earned by the Company during a fiscal year in excess of the amount necessary to fund regular dividend payments, an eligible employee will receive an allocation of additional shares Common Stock to the employee's ESOP I account equal to one-fourth of a share for each $1,000 in salary and bonus the employee earned during the year.

 Employee Stock Purchase Loan Program.

The Employee Stock Purchase Loan Program encourages Common Stock purchases by key employees. Under the Program, executive officers may borrow the lesser of $200,000 or 100% of their annual base salary to buy Common Stock on the open market. Interest on loans is charged at the applicable federal rate for short-term loans (compounded annually) (the "AFR"), in effect on the date the funds are borrowed. The interest rate is adjusted annually during the term of the loan to the lesser of the AFR as of the date of such adjustment or the initial AFR. As of March 1, 1994 rates of interest on loans to executive officers ranged from 3.62% to 3.98% with the AFR being 3.97%. Interest is payable annually and principal is repayable in five annual installments of 20% commencing on the fifth anniversary of the borrowing. The Board has fixed $2 million as the maximum amount to be outstanding under the Stock Loan Program. As of March 1, 1994 28 employees participated in the Program. The highest amounts outstanding at any time during the last fiscal year under the Program and the amount outstanding on March 1, 1994 on loans to the executive officers named in the Summary Compensation Table were: R. R. Hemminghaus $198,513 and $169,550, respectively; T. J. Fretthold $50,500 and $48,300, respectively; W.
R. Klesse $199,250 and $170,387, respectively; J. R. Mehall $188,150 and $179,707, respectively; A. W. O'Donnell $48,875 and $39,625, respectively; and
J. E. Prater $81,263 and $71,235, respectively. In addition, R. C. Becker, Vice President and Treasurer, participated in the Stock Loan Program during the last fiscal year. The highest amount outstanding on Mr. Becker's loan during the last fiscal year and the amount outstanding at March 1, 1994 were both $69,750.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into an employment agreement with each of its executive officers. Such agreements provide for the continued employment of each executive officer for a period of three years (or, if earlier, until

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------
age 65) after the occurrence of a Change in Control (as defined). The agreements had an initial term of five years and are automatically extended for an additional year on each anniversary date unless either the Company or the executive officer gives written notice of the non-extension prior to an anniversary date. The agreement automatically terminates if, prior to a Change in Control, the executive officer ceases to be an employee of the Company.

Under these agreements, an executive officer who is terminated without cause or who terminates his employment under certain circumstances, is entitled to receive separation pay in an amount equal to the discounted present value of all cash compensation that the executive officer would have received for the remainder of the employment period (based upon his then-current salary, and the highest incentive payment that he received within the three years prior to the Change in Control), as well as the continuation of certain employee welfare benefits for the remainder of such period. The agreements also provide that the executive officer will receive an additional amount which will be sufficient (on an after-tax basis) to pay all excise taxes that may be applicable to amounts deemed to be paid by reason of the Change in Control. In addition, the executive officers are entitled to reimbursement from the Company for the costs and expenses incurred by them in enforcing the agreements.

Pursuant to the Company's Long-Term Incentive Plans, if termination of employment of an executive officer results other than for cause following a "change in control," then 100% of the restricted stock awards and performance restricted stock awards made in 1990, and following years, and which have not been forfeited prior to such termination, immediately vest and become nonforfeitable. In addition, stock options granted to the executive officers under these Plans become exercisable immediately in the event of a "change in control."

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission, and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of Section 16(a) forms furnished to the Company during the fiscal year ended December 31, 1993 and written representations of all the directors and executive officers to the effect that no other reports were required with respect to the fiscal year ended December 31, 1993, none of the Company's other directors, executive officers, and greater than ten percent beneficial owners failed to file on a timely basis the reports required by Section 16(a).

During 1993 J. Robert Mehall purchased shares of Common Stock which were required to be matched with a sale of other shares made by him within the preceding six months, resulting in a "short-swing profit" under the provisions of Section 16 in the amount of $1,936.16. Upon becoming aware of this situation, Mr. Mehall promptly paid the Company the full amount of such short-swing profit.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (ITEM 2 ON THE PROXY)

The Board, upon the recommendation of its Audit Committee, has appointed Price Waterhouse as independent accountants to examine the consolidated financial statements of the Company for 1994. Stockholders are being asked to ratify this appointment. Price Waterhouse served the Company and its predecessors in this capacity since 1932. The Company has been informed that neither Price Waterhouse nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or has had any connection during the past three years with the Company or its predecessors in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

Representatives of Price Waterhouse are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on this proposal is required to ratify the appointment of Price Waterhouse as independent accountants for 1994.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                                 OTHER BUSINESS

The Board does not know of any business to be presented for consideration at the Annual Meeting, or any adjournment thereof, other than as stated in the Notice of Annual Meeting. It is intended, however, that the persons authorized under the Board's proxies may, in the absence of instructions to the contrary, vote or act in accordance with their judgment with respect to any other proposal properly presented for action at such meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, or any adjournment thereof, and actually voted would be required with respect to any such matter brought to a stockholder vote.

- --------------------------------------------------------------------------------

PROXY STATEMENT

- --------------------------------------------------------------------------------

                                 MISCELLANEOUS

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

In order to be eligible for inclusion in the Company's proxy statement for the 1995 Annual Meeting of Stockholders any proposal of a stockholder must be received by the Company at its principal executive offices in San Antonio, Texas by November 26, 1994.

PROXY SOLICITATION

In addition to soliciting proxies by mail, directors, executive officers, and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. The Company has retained Morrow & Co. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $10,000 plus reimbursement for out-of-pocket costs and expenses.

BY ORDER OF THE BOARD OF DIRECTORS

Jerry D. King
Secretary
San Antonio, Texas
March 25, 1994

- --------------------------------------------------------------------------------

                             DIAMOND SHAMROCK, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING ON MAY 3, 1994.

The undersigned hereby appoints Roger R. Hemminghaus, Timothy J. Fretthold, and Jerry D. King, and any of them, each with full power of substitution and resub-stitution, as proxies to represent and to vote all shares which the undersigned may be entitled to vote as of the record date at the Annual Meeting of Stock-holders of Diamond Shamrock, Inc. to be held on May 3, 1994, and any adjourn-ment thereof.

The following items of business to be
acted upon are listed in the Notice of An-nual Meeting and described in the Proxy
Statement:

  1. Election of 3 directors, each for a
     three-year term expiring in 1997.
     Nominees: W. H. Clark, William L.
     Fisher, Ph.D., and Katherine D.
     Ortega
  2. Ratification of appointment of Price
     Waterhouse as independent
     accountants.

The Board of Directors recommends a vote
FOR items 1 and 2. You may specify your
choices on the items by marking the appro-priate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. SEE
REVERSE SIDE.

In their discretion, the proxies are au-thorized to vote upon such other business as may properly come before the meeting.
P R O X Y
                              (change of address)

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)
                                  SEE REVERSE
                                      SIDE
PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
 X
DIAMOND SHAMROCK, INC.
 SHARES IN
 YOUR NAME
- -----
                                      FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors (see reverse)
2. Ratification of appointment of Price Waterhouse as independent accountants. For, except vote withheld from the following nominee(s):
- --------------------------------------------------------------------------------

                               Change of Address
SIGNATURE(S) ________________________ DATE ____________________________________
SIGNATURE(S) ________________________ DATE ____________________________________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS
  HEREON. JOINT OWNERS SHOULD EACH SIGN.
  WHEN SIGNING AS ATTORNEY, EXECUTOR,
  ADMINISTRATOR, TRUSTEE, OR GUARDIAN,
  PLEASE GIVE FULL TITLE AS SUCH.

DIAMOND SHAMROCK



                                                                   April 4, 1994



ADDRESS LINE 6
ADDRESS LINE 5
ADDRESS LINE 4
ADDRESS LINE 3
ADDRESS LINE 2
ADDRESS LINE 1


Dear Fellow Employees:

The 1994 Annual Meeting of Stockholders of Diamond Shamrock, Inc. will be held on May 3, 1994 in San Antonio, Texas. At the meeting, we will elect three directors and will vote on ratification of the appointment of Price Waterhouse as independent accountants.

As a participant in the Diamond Shamrock, Inc. 401(k) Plan, you are entitled to direct the voting of Diamond Shamrock, Inc. shares in your account. I cannot emphasize enough how important your vote is to the Company. You should specify your choices by marking the appropriate boxes on the Confidential Voting Instructions form below, and date, sign and return the form in the enclosed postpaid return envelope as promptly as possible.

Prior to this time, you should have received Diamond Shamrock's 1993 Annual Report and Notice of 1994 Annual Meeting and Proxy Statement. If you did not receive this material, please contact Diamond Shamrock, Inc. Investor Relations at (210) 641-8807. Replacement copies will be forwarded to you promptly so that you may review this material prior to completing the attached Confidential Voting Instructions.

Once again, your vote is important. Please be sure to exercise your right as a shareholder and sign and date the attached voting card and promptly return it in the enclosed envelope.

Thank you.


Sincerely,

/s/
Please Fold and Tear Here                            Please Fold and Tear Here
- ------------------------------------------------------------------------------
The Board of Directors Recommends a vote FOR the proposals regarding:
(1) ELECTION OF DIRECTORS: W.H. Clarke, William L. Fisher, Ph.D., and Katherine
    D. Ortega

        FOR                          WITHHOLD
   all nominees listed above         Authority to vote for all
   (except as marked to the    [_]   nominees above                [_]
   contrary to the right)

(2) Ratification of Appointment of Price Waterhouse as independent accountants

FOR   [_]       AGAINST    [_]         ABSTAIN    [_]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- -------------------------------------------------------------------------------

The Trustee (in person or by proxy) is hereby authorized to vote upon such other business as may properly come before the meeting.

Please date and sign as your name appears below and return in the enclosed envelope. These confidential voting instructions will be seen only by the
Trustee and its agent.
- -------------------------------------------------------------------------------
1234567890      1234             PLEASE MARK ALL     [X]    1234567890     0100
- --------------  --------------   CHOICES LIKE THIS
ACCOUNT NUMBER      SHARES

SIGNATURE _________________________ DATE ____________

SIGNATURE _________________________ DATE ____________

CONFIDENTIAL VOTING INSTRUCTIONS

                             DIAMOND SHAMROCK, INC.
                             TO: CG TRUST COMPANY
             TRUSTEE FOR THE 401(K) PLAN OF DIAMOND SHAMROCK, INC.

The undersigned, as a participant in the Diamond Shamrock, Inc. 401(k) Plan, having received Diamond Shamrock, Inc.'s Annual Report and Proxy Statement, hereby directs the Trustee (in person or by proxy) to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and described in the Proxy Statement, all shares of Common Stock of Diamond Shamrock, Inc. credited to the undersigned's account as of the record date for the Annual Meeting of Stockholders to be held on May 3, 1994, and any adjournment thereof. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" items 1 and 2.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE PAID ENVELOPE TO:    Automatic Data Processing, P.O. Box 9079,
Farmingdale, N.Y., 11735-9769

DIAMOND SHAMROCK



                                                                   April 4, 1994



ADDRESS LINE 6
ADDRESS LINE 5
ADDRESS LINE 4
ADDRESS LINE 3
ADDRESS LINE 2
ADDRESS LINE 1


Dear Fellow Employees:

The 1994 Annual Meeting of Stockholders of Diamond Shamrock, Inc. will be held on May 3, 1994 in San Antonio, Texas. At the meeting, we will elect three directors and will vote on ratification of the appointment of Price Waterhouse as independent accountants.

As a participant in one or both of the Diamond Shamrock, Inc. Employee Stock Ownership Plans (the "ESOP's"), you are entitled to direct the voting of the shares allocated to your account(s) in the ESOP's. I cannot emphasize enough how important your vote is to the Company. You should specify your choices by marking the appropriate boxes on the Confidential Voting Instructions form below, and date, sign and return the form in the enclosed postpaid return envelope as promptly as possible.

Prior to this time, you should have received Diamond Shamrock's 1993 Annual Report and Notice of 1994 Annual Meeting and Proxy Statement. If you did not receive this material, please advise the Trustee by calling Lester Dryja at
(216) 689-3604. Replacement copies will be forwarded to you promptly so that you may review this material prior to completing the attached Confidential Voting Instructions.

As of December 31, 1993, the ESOPs held 3,574,691 shares of the Common Stock of Diamond Shamrock, Inc. This represents over 12% ownership of the Company.

Once again, your vote is important. Please be sure to exercise your right as a shareholder and sign and date the attached voting card and promptly return it in the enclosed envelope.

Thank you.


Sincerely,

/s/

Please Fold and Tear Here                            Please Fold and Tear Here
- ------------------------------------------------------------------------------
The Board of Directors Recommends a vote FOR the proposals regarding:
(1) ELECTION OF DIRECTORS: W.H. Clarke, William L. Fisher, Ph.D., and Katherine
    D. Ortega

        FOR                          WITHHOLD
   all nominees listed above         Authority to vote for all
   (except as marked to the    [_]   nominees above                [_]
   contrary to the right)

(2) Ratification of Appointment of Price Waterhouse as independent accountants

FOR   [_]       AGAINST    [_]         ABSTAIN    [_]

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- -------------------------------------------------------------------------------

The Trustee (in person or by proxy) is hereby authorized to vote upon such other business as may properly come before the meeting.

Please date and sign as your name appears below and return in the enclosed envelope. These confidential voting instructions will be seen only by the
Trustee and its agent.
- -------------------------------------------------------------------------------
1234567890      1234             PLEASE MARK ALL     [X]    1234567890     0100
- --------------  --------------   CHOICES LIKE THIS
ACCOUNT NUMBER      SHARES

SIGNATURE _________________________ DATE ____________

SIGNATURE _________________________ DATE ____________

CONFIDENTIAL VOTING INSTRUCTIONS

                             DIAMOND SHAMROCK, INC.
                             TO: SOCIETY NATIONAL BANK
   TRUSTEE FOR THE EMPLOYEE STOCK OWNERSHIP PLANS OF DIAMOND SHAMROCK, INC.

The undersigned, as a participant in one or both of the Diamond Shamrock, Inc. Employee Stock Ownership Plans, having received Diamond Shamrock, Inc.'s Annual Report and Proxy Statement, hereby directs the Trustee (in person or by proxy) to vote as specified upon the items shown on the reverse side, which are referred to in the Notice of Annual Meeting and described in the Proxy Statement, all shares of Common Stock of Diamond Shamrock, Inc. credited to the undersigned's accounts under the respective Plans as of the record date for the Annual Meeting of Stockholders to be held on May 3, 1994, and any adjournment thereof. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" items 1 and 2.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE PAID ENVELOPE TO:    Automatic Data Processing, P.O. Box 9079,
Farmingdale, N.Y., 11735-9769